Exhibit (i)(2)

CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of Tax Exempt Proceeds Fund, Inc. as filed with the Securities and Exchange Commission on or about October 28, 2010.

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP

New York, New York

October 28, 2010